As filed with the Securities and Exchange Commission on July 15, 1997
                                                 Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                           CODA MUSIC TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

          Minnesota                                          41-1716250
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)

                                 6210 Bury Drive
                           Eden Prairie, MN 55346-1718
                                 (612) 937-9611
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                                 John W. Paulson
                      Chairman and Chief Executive Officer
                           Coda Music Technology, Inc.
                                 6210 Bury Drive
                           Eden Prairie, MN 55346-1718
                                 (612) 937-9611
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   Copies to:
                             Timothy M. Heaney, Esq.
                            Fredrikson & Byron, P.A.
                             900 Second Avenue South
                          Minneapolis, Minnesota 55402
                                 (612) 347-7000


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]

     If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                                                       CALCULATION OF REGISTRATION FEE
================================= ---------------------- --------------------- ------------------------------ ---------------------
    Title of Each Class                                  Proposed Maximum
    of Securities to be                  Amount to        Offering Price           Proposed Maximum          Amount of Registration
         Registered                    be Registered       per Unit(1)        Aggregate Offering Price(1)              Fee
---------------------------------- ---------------------- ------------------- ------------------------------ ----------------------
Common Stock, without par value    2,809,054 shares (2)      $1.625                  $4,564,713                     $1,383
--------------------------------------- ------------------------------------- ------------------------------ ----------------------
======================================= ====================== ===================== ============================== ===============

(1) For purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, such amount is based upon the average of the high and low prices of the registrant's Common Stock on July 8, 1997 (a date within five business days prior to the date of filing).
(2) Includes 936,357 shares that may be issued upon exercise of outstanding Warrants.

         The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   Subject to completion, dated July 15, 1997


                                   PROSPECTUS

                           CODA MUSIC TECHNOLOGY, INC.

                        2,809,054 Shares of Common Stock

     This Prospectus relates to the offer and sale of up to 2,809,054 shares of Common Stock, without par value (the "Shares"), of Coda Music Technology, Inc., a Minnesota corporation ("Coda" or the "Company") by persons who are currently shareholders of the Company and who may acquire additional shares of the Company's Common Stock upon exercise of Warrants (the "Selling Shareholders"). See "Selling Shareholders." The Selling Shareholders may offer their Shares from time to time to or through brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Shareholders. See "Plan of Distribution." The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders.

     The Company will bear all expenses of the offering (estimated to be $20,000), including the fees and expenses of one counsel for the Selling Shareholders, except that the Selling Shareholders will pay any applicable underwriter's commissions and expenses, brokerage fees or transfer taxes. The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

     The Company's Common Stock is traded on the Nasdaq Small Cap MarketSM under the symbol "COMT." The closing bid price of the Company's Common Stock on July 10, 1997, as reflected on the Nasdaq Small Cap MarketSM was $1.75 per share.

                             -----------------------

                FOR INFORMATION CONCERNING CERTAIN RISKS RELATING
                 TO AN INVESTMENT IN THE COMPANY'S COMMON STOCK
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                             -----------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
            COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is       , 1997.

     No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.


                              AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Commission's regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison, Chicago, Illinois 60661). Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Registration Statement and the Company's Exchange Act filings may also be accessed through the Commission's web site (http://www.sec.gov).


                       DOCUMENTS INCORPORATED BY REFERENCE


     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

     1. The Company's annual report on Form 10-KSB (Commission File No. 0-26192) for its 1996 fiscal year ended December 31, 1996.

     2. The Company's quarterly report on Form 10-Q (Commission File No. 0-26192) for its fiscal quarter ended March 31, 1997.

     3. The description of the Company's Common Stock, without par value, which is contained in the Company's Registration Statement on Form SB-2 (Commission File No. 33-92212C) filed under the Securities Act of 1933, as amended, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein, therein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Joan K. Berg, Chief Financial Officer, Coda Music Technology, Inc., 6210 Bury Drive, Eden Prairie, Minnesota 55346-1718; Telephone (612) 937-9611.

                                   THE COMPANY

     The Company develops and markets proprietary music technology products designed to enhance music learning and composition, increase productivity and make practicing and performing music fun. Since 1988, the Company and its predecessor have marketed the award-winning Finale(R) music notation software products which eliminate the restrictiveness and tedium of music notation and have established the Company as a leader in this market. In June 1994, the Company introduced the Vivace(R) system, an innovative musical accompaniment system that responds to the playing of a musician or singing of a vocalist in real-time. For students, educators, adult music hobbyists, professional musicians and composers in the approximately $5 billion music products industry, Coda's innovative products provide easy-to-use, efficient alternatives to traditional practice, education and composition techniques.

     In July 1997, the Company announced the expansion of the Vivace product to a complete practice system available with Intelligent Accompaniment(R) software on a compact disk which will be marketed at a suggested retail price of $199. The software package, known as the Vivace Practice Studio(TM), consists of the compact disk, a foot pedal, microphone and cartridge reader. It may be used on many MacIntosh and IBM compatible computer systems currently being sold without additional hardware. Older computers require the addition of a soundcard or the Vivace modular system - a VCR-sized box which incorporates a high quality synthesizer, converter of acoustic sounds into digital format, digital effects signal processor, mixer and computer interface.

     The Intelligent Accompaniment technology allows the user to start playing at any point in the musical piece, repeat difficult-to-play segments, change instrumentation and adjust the degree to which the accompaniment follows the musician. In addition, the musician can control tempo and reverb, transpose the music into any key, play with or without repeats and designate sections of the music to be cut. The products also feature warm-up exercises for vocalists, the ability to tap in tempo changes with variations in speed, and the ability to insert breath marks and cues to wait for a particular tone. These "variables" can be saved with the music, creating a personally customized version of the accompaniment.

     The Company's Intelligent Accompaniment technology is available for vocal applications and the 17 standard band instruments, such as flutes, clarinets, saxophones, trumpets, trombones and tubas.

     The sale of a single Vivace system has the ability to generate multiple and ongoing sales of repertoire as musicians build their own library of music accompaniments. The repertoire delivery system consists of a computer floppy disk and a cartridge reader which plugs into the user's computer, similar to popular computer game machines.

     Coda has created a catalog of over 4,200 individual classical and jazz accompaniments contained on over 500 cartridge products for its Vivace
Intelligent Accompaniment product, of which over 3,000 accompaniments on approximately 440 cartridges are currently available for sale.

     Initially,   the  Vivace   system   and   repertoire   (library   of  music
accompaniments) was marketed to schools through a network of retail music dealers. Beginning in 1997, the Company intends to expand its target markets and distribution methods to ensure broader introduction of this technology to schools, students and homes.

     Coda also markets the leading music notation software with its Finale family of products for use with Macintosh and PC windows operating systems. Music notation software enables a musician to enter musical data into a computer using either the computer keyboard, a musical instrument digital interface ("MIDI") equipped electronic music keyboard or other MIDI equipped instrument and contemporaneously display the data on a computer screen as a musical score. The dramatic improvements in speed and flexibility provided by programs like Finale and Finale Allegro software have made such software the dominant method for composers, arrangers, publishers and music teachers to create printed music.

     The Academic Edition of the Finale product is sold exclusively to schools, school teachers and college students. This version has also been a key source of revenue and registered user base growth for the Company and it represents a market that is continually being replenished with new student users.

     The Company introduced the Finale Allegro product, a less powerful music notation software product, in 1993. The Finale Allegro music notation software product contains a subset of the notation tools contained in the Finale product. The Finale Allegro product allows the Company to offer an entry level product to the retail customer.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully by prospective investors evaluating the Company and its business before purchasing the Shares.

Uncertainty of Market Acceptance

     The Company's initial Vivace product was introduced in 1994, new Vivace products were introduced in 1996 and further developments have been announced for 1997. The Company thus has a limited operating history from which investors might judge its ability to market at a profit its Vivace products. The success of the Company will be highly dependent on market acceptance of these products, its ability to adapt the Vivace product to technologies with lower costs and the success of its distribution arrangements.

Operating Losses and Fluctuations in Operating Results

     The Company has incurred losses from operations since inception and has an accumulated deficit of $8,602,953 as of March 31, 1997. Results of operations may fluctuate in part as a result of purchasing cycles in the education market and do fluctuate as a result of the timing of releases of new Vivace and Finale products and product upgrades. In the spring of 1996, the Company released new configurations of the Vivace product at lower suggested retail prices together with upgraded features. There has been no similar release in the second quarter of 1997. As a result, second quarter 1997 Vivace revenues will be substantially lower than second quarter 1996 Vivace revenues.

Additional Capital

     The Company's management believes that its current cash, including net proceeds in the amount of approximately $2 million from a private placement of shares of Common Stock and warrants closed in May 1997, and its current line of credit will be sufficient to fund the Company's capital requirements through 1998. Future capital requirements, however, will depend upon levels of revenues and of product development and marketing expenditures. In the future, the Company may seek additional capital through a new line of credit with a bank, asset based lending or the sale of additional equity. No assurance can be given that such capital would be available or available on terms favorable to the Company. The sale of equity interests would dilute the ownership of current shareholders.

New Product Development

     The Company has announced its intention to release the Vivace Practice Studio product as a software application in 1997. However, additional development work is required for adaptation of the Vivace product to technologies with lower costs and more practice tools, for the introduction of Vivace products for the orchestral and MIDI equipped instrument markets and to increase the breadth of the Company's repertoire for Vivace products. No assurance can be given that the Company's timetable for these development plans will be achieved, that sufficient development resources will be available or that development efforts will be successful.

Dependence on Repertoire Sales and Development

     The Company's future success is highly dependent on its ability to obtain significant ongoing repertoire sales. The Company has entered into license agreements with leading music publishers, which provide the Company with access to musical titles for repertoire development. While the Company believes that its relationships with these publishers are good, there can be no assurance that the Company will be able to maintain these relationships or make satisfactory arrangements to receive access to additional styles of music in a timely manner. Although the loss of a license arrangement with any one publisher would not materially adversely affect the Company's operations, the lack of a sufficient number and variety of musical arrangements would greatly limit the Company's ability to market its Vivace products.

Dependence on Key Personnel

     The Company is highly dependent on a limited number of key management and technical personnel. The Company's future success will depend, in part, on its ability to attract and retain highly qualified personnel. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. The loss of key personnel, or inability to hire and retain qualified personnel, could have an adverse effect on the Company's business, financial condition and results of operations. The Company does not have key-person life insurance on any of its key personnel.

Dependence on Schools, Key Customers and Students

     The sale of a substantial portion of the Company's Vivace products initially will be directed toward schools and, increasingly, towards students. Budget restrictions may delay or prohibit the purchase of the Company's products by schools and certain other customers. The Company's success will depend in part on its ability to sell its Vivace products to key schools which tend to establish trends and standards in music education and band performance. The
Company's success in reaching students will depend upon its ability to adapt Vivace to technologies with lower costs and to develop marketing and distribution channels.

Competition

     Although there are other musical accompaniment products, including a recent introduction by a major musical instrument company (Roland Company) the Company believes none have the capability to listen to and follow the musician like the Company's Vivace products. There can be no assurance that others, such as large electronics manufacturers, will not enter this market. Competition in the sale of music notation products such as the Company's Finale products occurs principally on the basis of price, features and ease of use. Some of the companies with which the Company may compete have significantly greater financial and other resources than the Company.

Dependence on Suppliers

     The Company is dependent on certain suppliers for delivery of components and assembly of its Vivace products. While the Company believes that alternative suppliers are available, any interruption of supply from current vendors could cause significant delays in the shipment of such products.

Proprietary Technology

     The Company is dependent on proprietary technology. A number of patents have been issued to or licensed by the Company and additional patents are pending which cover various aspects of the Company's products. There can be no assurance that the Company's proprietary technology will provide it with significant competitive advantages, that other companies will not develop substantially equivalent technology or that the Company will be able to protect its patented and unpatented technologies. The Company could incur substantial costs in seeking enforcement of its patents or in defending itself against patent infringement claims by others. The Company is not aware of any patents held by others that would prohibit the use of technology currently used by the Company. Further, there can be no assurance that the Company will be able to obtain or maintain patent protection in the international markets in which it intends to offer products.


                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of any of the Shares offered hereby.


                              SELLING SHAREHOLDERS

     On May 29, 1997, the Selling Shareholders acquired, in connection with a private placement by the Company, 1,872,697 Shares and Warrants to purchase 936,357 Shares (together referred to as the "Private Placement Shares"). The following table sets forth, as of the date of the Prospectus, the number of shares of Coda Common Stock beneficially owned by each Selling Shareholder (including the Private Placement Shares), the number of Private Placement Shares which may be offered hereby and the percentage of the outstanding Common Stock to be owned if all of the Private Placement Shares are sold by the Selling Shareholders. The Selling Shareholders are not obligated to sell any of their Private Placement Shares.



                                                                                         Shares Beneficially
                                                                                  Owned Assuming All Shares Hereby
                                                      Shares                              Offered Are Sold
                                                   Beneficially          Shares
             Selling Shareholders                    Owned at            Hereby          Shares        Percentage
                                                      Date of            Offered
                                                    Prospectus(1)

J. M. Hixon Partners LLC                          1,153,847          1,153,847                 0          0
Dain Bosworth, Inc. FBO David A.
Henderson IRA                                        15,000(2)          15,000                 0(2)       0
Founding Partners II Limited Partnership            167,026             30,000           137,026          2.2%
Cherry Tree Ventures IV, LP(3)                      682,221            115,386           566,835          9.1%
Rollo M. Nesseth                                     52,616             34,616            18,000          *
Paul E. Grunder                                      42,000             30,000            12,000          *
John W. Clinton                                      32,847             28,847             4,000          *
Morrison Associates Limited Partnership             120,385            115,385             5,000          *
Angus T. Morrison and First Bank TTEES
   Angus T. Morrison Trust U/A dtd 10/20/89          57,693             57,693                 0          0
Sundet Investment Fund Partnership                   54,616             34,616            20,000          *
Timothy M. Heaney                                    16,127              7,500             8,627          *
Joan K. Berg(4)                                      27,552              7,500            20,052          *
Venture Management Profit Sharing Plan              190,000            150,000            40,000          *
Bayport Corporation                                  33,847             28,847             5,000          *
Ben Reuben and Sophie Reuben Jt Ten                 103,538             86,538            17,000          *
Timothy A. Thone                                     28,847             28,847                 0          0
Allan Luehmann                                       35,347             28,847             6,500          *
Paul Mosby                                           57,693             57,693                 0          0
Alan H. Rice and Gloria Rice Jt Ten                 125,000             75,000            50,000          *
Man & Co. FBO Kenneth W. Brimmer IRA                 48,847             28,847            20,000          *
Man & Co. FBO Jaye Marisa Snyder IRA                 48,847             28,847            20,000          *
R. Nicholas Trane II                                 43,847             28,847            15,000          *
Kenneth L. Green                                     40,847             28,847            12,000          *
Paul B. Burke                                        28,847             28,847                 0          0
Charles E. Underbrink                                64,344             37,500            26,844          *
P. Oppenheimer Investment Partnership L.P.          118,885            115,385             3,500          *
CJR Associates L.P.                                 330,769            230,769           100,000          1.6%
Philip Isaacson                                      30,000             30,000                 0          0
Anthony M. Frank                                     42,847             28,847            14,000          *
Clinton H. Morrison                                  33,847             28,847             5,000          *
Robert S. Spong                                      83,782             34,616            49,166          *
Dennis LaValle                                       33,000             15,000            18,000          *
Gilbert C. Williams                                  67,693             57,693            10,000          *
_________________________________

* less than 1%

(1) Includes shares and warrants purchased in the private placement as well as any additional shares, exercisable options and/or exercisable warrants owned by the Selling Shareholders. Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of the date of this Prospectus, or within 60 days of such date, are treated as outstanding when determining the percent of the class owned by such individual.
(2) Does not include 75,274 shares owned by David A. Henderson or 122,026 shares and warrants to purchase 25,000 shares owned by Founding Partners II
     Limited Partnership ("FPII"). Mr. Henderson is a general partner of the general partner of FPII and thus shares voting and dispositive power over the shares held by such entity. Mr. Henderson is a director of the Company.
(3)  Gordon F. Stofer, the Managing Gneral Partner of Cherry Tree Ventures
     V, LP, is a director of the Company.
(4)  Ms. Berg is the Chief Financial Officer of the Company.


                              PLAN OF DISTRIBUTION

     All or a portion of the Shares offered by the Selling Shareholders hereby may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following means: (a) ordinary brokerage or market making transactions and transactions in which the broker or dealer solicits purchasers; (b) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and
(c) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.


                                TABLE OF CONTENTS

AVAILABLE INFORMATION.....................................................2
DOCUMENTS INCORPORATED BY REFERENCE.......................................2
THE COMPANY...............................................................3
RISK FACTORS..............................................................4
USE OF PROCEEDS...........................................................7
SELLING SHAREHOLDERS......................................................7
PLAN OF DISTRIBUTION......................................................9

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

     The following expenses will be paid by the Company in connection with the distribution of the shares registered hereby. The Company is paying all of the Selling Shareholders' expenses related to this offering, except the Selling Shareholders will pay any applicable broker's commissions and expenses and transfer taxes. All of such expenses, except for the SEC Registration Fee, are estimated.

    SEC Registration Fee ..............................................$1,383
    NASD Fee ...............................................................0
    Nasdaq listing fee .....................................................0
    Legal Fees and Expenses ...........................................15,000
    Underwriter's Accountable Expenses .....................................0
    Accountants' Fees and Expenses .....................................1,500
    Printing Expenses ....................................................100
    Blue Sky Fees and Expenses .............................................0
    Miscellaneous ......................................................2,017
        Total ........................................................$20,000

Item 15. Indemnification of Directors and Officers.

     Under Minnesota corporate law, a corporation shall, unless prohibited or limited by its Articles of Incorporation or Bylaws, indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements, expenses and disbursements incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith, (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation. Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify the person against liability under the provisions of Minnesota corporate law. The Registrant's Articles of Incorporation and Bylaws do not limit the Registrant's obligation to indemnify such persons.

     The Registrant's Articles of Incorporation limit the liability of its directors to the full extent permitted by the Minnesota Business Corporation Act. Specifically, directors of the Registrant will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for
(i) any  breach of the duty of loyalty to the  Registrant  or its  shareholders,
(ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws or (v) any transaction from which the director derives an improper personal benefit.

     The Company and Selling Shareholders listed herein have agreed to indemnify each other, under certain conditions, against certain liabilities arising under the Securities Act.

Item 16. Exhibits

     See Exhibit Index on page following signatures.

Item 17. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

               (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on July 14, 1997.

                                        CODA MUSIC TECHNOLOGY, INC.

                                        By /s/ Ronald B. Raup
                                           Ronald B. Raup, President

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

     Each person whose signature appears below constitutes and appoints JOHN W. PAULSON and RONALD B. RAUP as true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstituion, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Form S-3 Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


   Signature              Title                                 Date


/s/ John W. Paulson       Chairman and Chief Executive          July 14, 1997
John W. Paulson           Officer and Director (principal
                          executive officer)


/s/ Ronald B. Raup        President, Chief Operating            July 14, 1997
Ronald B. Raup            Officer and Director


/s/ Joan K. Berg          Chief Financial Officer (principal    July 14, 1997
Joan K. Berg              financial and accounting officer)


/s/ David A. Henderson    Director                              July 14, 1997
David A. Henderson


/s/ Gordon F. Stofer      Director                              July 14, 1997
Gordon F. Stofer


/s/ Larry A. Pape         Director                              July 14, 1997
Larry A. Pape


/s/ Karl T. Bruhn         Director                              July 14, 1997
Karl T. Bruhn


/s/ Benson K. Whitney     Director                              July 14, 1997
Benson K. Whitney

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    EXHIBITS
                                       to
                         Form S-3 Registration Statement



                           Coda Music Technology, Inc.



                                      INDEX

Exhibit

 ....5.1           Opinion and Consent of Fredrikson & Byron, P.A.

 ....23.1          Consent of Arthur Andersen LLP

 ....23.2          Consent of Fredrikson & Byron, P.A. (Included in Exhibit 5.1)

 ....24.1          Power of attorney (Included on Signature Page)